UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 17, 2006

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Signatures

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17-20, 2006, Registrant entered into agreements with its President and CEO Robert V. Dickinson and with its Vice Presidents Kyle Baker, David Casey, Juergen Lutz, and Manuel Mere to provide them in certain circumstances with severance pay and, in the event of a change of control, option acceleration. In the case of Messrs. Dickinson and Baker, these agreements replaced current agreements while in the case of Messrs. Casey, Lutz, and Mere, these agreements were their initial agreements with Registrant on the subject. Registrant and its CFO Kevin Berry had entered into an offer letter in July, 2006, covering this subject matter and therefore did not enter into a new agreement.

Under these agreements, the executive officers will receive six months base salary, generally to be paid monthly, and COBRA benefits if they are terminated without cause or if they resign for good reason except that Mr. Dickinson receives twelve months unless there has been a change of control in which case he receives twenty-four months. In order to continue to receive the severance pay, the officer needs to grant Registrant a release, to not compete with Registrant and not solicit its employees while on severance, and to assist in the transition of his duties.

Options are accelerated so that the officer receives an additional year of vesting (two years in the case of Mr. Dickinson) after a change of control in which their options are assumed in the event of a termination without cause or a resignation for good reason within the following twelve months. Option acceleration also applies in certain instances in which the officer’s employment so ceases in advance, but within contemplation, of a change of control.

Under these agreements, the executive officers and the Registrant agree to arbitrate disputes arising out of their employment relationship or its termination or an agreement between them.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 22nd day of November, 2006.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer